Exhibit 23.2


                           Consent of Independent Auditors

               We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 1998 relating to the consolidated financial statements of DST Systems, Inc. appearing in DST Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and our report dated February 6, 1998 relating to the consolidated financial
          statements  of  USCS  International,  Inc.,   appearing  in  USCS
          International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" in DST Systems, Inc.'s Annual Report on Form 10-K. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."


          PricewaterhouseCoopers LLP
          Kansas City, Missouri
          March 1, 1999